Exhibit 99.1

Jack in the Box Inc. Reports Second Quarter 2022 Earnings

Jack in the Box systemwide sales growth of +0.1%, Del Taco systemwide sales growth of +2.9%(1)

Jack in the Box same-store sales of -0.8%, +19.8% on a two-year basis

Del Taco same-store sales of +2.5%, +22.3% on a two-year basis(1)

Finalizing sale leasebacks and refranchising to accelerate return of cash to shareholders

Provides updates to previous guidance, as well as new one-time annual guidance items for FY 2022

SAN DIEGO--(BUSINESS WIRE)--May 26, 2022--Jack in the Box Inc. (NASDAQ: JACK) announced financial results for the Jack in the Box segment in the second quarter, ended April 17, 2022, as well as the Del Taco segment on both a pro-forma fiscal quarter, and partial quarter basis following the acquisition which was completed on March 8, 2022.

“While challenged by continued inflationary pressure facing our industry, we are pleased to have delivered strong same-store sales on a two-year basis. This performance has allowed our franchisees, operators and corporate team members to provide our guests with innovative and craveable food they have come to expect from JACK,” said Darin Harris, Jack in the Box Chief Executive Officer. “I am also very excited to welcome Del Taco to the Jack in the Box family, and to show how the combination of these two challenger brands will enable faster and more efficient growth in the years to come.”

Jack in the Box Performance

Systemwide sales for the second quarter increased 0.1% driven by growth in average restaurant volumes, offset by a slight decline in the number of restaurants.

System same-store sales decreased 0.8% in the second quarter, comprised of Company-operated same-store sales growth of 1.7%, with increases in average check partially offset by decreases in traffic, and a decline in franchise same-store sales of 1.1%, with decreases in traffic partially offset by increases in average check. The burger and sides categories performed well, assisting sales performance in the quarter against challenging prior year overlaps fueled by stimulus, and headwinds created by the final weeks of the Omicron surge. During the quarter, system same-store sales declined versus systemwide sales due to a one-week shift affecting the calculation of same-store sales related to the 53rd week in 2021. This one-week shift resulted in a negative impact on same-store sales, due to lapping more of the stimulus benefit in its calculation as compared to the fiscal quarter comparison.

As of the second quarter, and since the launch of the development program in mid-2021, the Company currently has 54 signed agreements for a total of 218 restaurants. Under these agreements, 12 restaurants have opened, leaving 206 remaining for future development. Jack in the Box had a second quarter net restaurant decline of one restaurant, as the Company opened five locations and closed six. The six restaurant closures included two Company-operated restaurants, two franchise locations with early terminations and two franchise locations with agreement expirations, bringing the total Jack in the Box restaurant count to 2,207 at the end of the second quarter.

Restaurant-Level Margin(3), a non-GAAP measure, was 15.0%, a decline from a year ago driven by increases in food and packaging costs; wage inflation of 14.2%; and increases in utilities and maintenance and repair costs, partially offset by lower incentive-based compensation and menu price increases. Commodity costs increased in the quarter by approximately 16.4%, primarily due to increases in beef, pork, sauces and oil. When removing our temporary Evolving Markets (Oregon, Kansas City, Oklahoma City and Nashville), Restaurant-Level Margin was 18.3% for the quarter.

Franchise-Level Margin(3), a non-GAAP measure, was 39.4%, driven by reduced operating hours, lower early termination penalties, and deferrals in connection with a franchisee currently in bankruptcy proceedings. Franchise-Level Margin for the second quarter of 2021 was 42.0%, and when removing the $4.1 million unfavorable impact as a result of this St. Louis-area franchisee's pre-pandemic challenges and 2021 chapter 11 bankruptcy event, franchise-level margin for the second quarter 2022 would have been 41.9%.

Jack in the Box Same-Store Sales:

	12 Weeks Ended		28 Weeks Ended
	April 17, 2022	April 11, 2021	April 17, 2022	April 11, 2021
Company	1.7%	14.5%	0.6%	10.4%
Franchise	(1.1)%	21.3%	0.3%	16.5%
System	(0.8)%	20.6%	0.3%	15.9%

Jack in the Box Restaurant Counts:

	2022					2021
	Company	Franchise		Total		Company	Franchise	Total
Restaurant count at beginning of Q2	165	2,043		2,208		148	2,089	2,237
New	—	5		5		—	3	3
Acquired from franchisees	9	(9)		—		—	—	—
Closed	(2)	(4)		(6)		—	(12)	(12)
Restaurant count at end of Q2	172	2,035		2,207		148	2,080	2,228
Q2 Net Restaurant Increase/(Decrease)	7	(8)		(1)
Q2 2022 vs. Q2 2021 Restaurant % Increase/(Decrease)	16.2%	(2.2	) %	(0.9	) %

Del Taco Performance

Systemwide sales for the pro-forma fiscal second quarter(1) increased 2.9% driven by positive results in both franchise and company-operated same-store sales. Same-store sales increased 2.5% in the pro-forma fiscal second quarter(1), comprised of franchise same-store sales growth of 3.4% and Company-operated same-store sales growth of 1.6%. Sales performance was boosted by the 20 Under $2 value platform and strong LTO performance, higher average ticket and menu price, and offset by menu mix and transaction trends. Del Taco had a second quarter net restaurant decrease of one restaurant, comprised of one opening and two closures.

Restaurant-Level Margin(2), a non-GAAP measure, was 17.8% while Franchise-Level Margin(2), a non-GAAP measure, was 41.7%.

Del Taco Same-Store Sales(1):

	12 Weeks Ended
	April 17, 2022	April 11, 2021
Company	1.6%	16.1%
Franchise	3.4%	24.0%
System	2.5%	19.8%

Del Taco Restaurant Counts(1):

	2022					2021
	Company		Franchise	Total		Company	Franchise	Total
Restaurant count at beginning of Q2	294		306	600		295	301	596
New	—		1	1		2	3	5
Closed	(1)		(1)	(2)		—	(1)	(1)
Restaurant count at end of Q2	293		306	599		297	303	600
Q2 Net Restaurant Increase/(Decrease)	(1)		—	(1)
Q2 2022 vs. Q2 2021 Restaurant % Increase/(Decrease)	(1.3	) %	1.0%	(0.2	) %

Company-Wide Performance

Second quarter diluted earnings per share was $0.37. Operating Earnings Per Share (4), a non-GAAP measure, was $1.16 in the second quarter of fiscal 2022 compared with $1.40 in the prior year quarter. Total revenues increased 25.3% to $322.3 million, compared to $257.2 million in the prior year quarter.

Net earnings decreased to $7.8 million for the second quarter of fiscal 2022, compared with $35.9 million for the second quarter of fiscal 2021.

Adjusted EBITDA(5), a non-GAAP measure, was $64.4 million in the second quarter of fiscal 2022 compared with $75.8 million for the prior year quarter.

SG&A expense for the second quarter, which now includes Del Taco, was $28.5 million, an increase of $9.6 million compared to the prior year quarter, driven primarily by; mark-to-market changes in the cash surrender value of company owned life insurance ("COLI") policies, net of changes in our deferred compensation obligation supported by these policies, resulting in a year-over-year increase of $3.7 million, an increase in advertising expense of $2.7 million, an increase of $4.3 million in other G&A from the acquisition of Del Taco and an increase in insurance of $1.0 million; partially offset by a decrease in incentive compensation.

The effective tax rate for the second quarter of fiscal year 2022 was 33.3% compared to 27.3% in fiscal year 2021. The major components of the year-over-year increase in tax rate, the impacts of which were exacerbated by a decrease in earnings before income taxes, were an absence of excess tax benefit on share-based compensation in the current year, non-deductible COLI losses in the current year as opposed to non-taxable gains in the prior year, and an increase in non-deductible expenses, partially offset by a favorable adjustment to state taxes in the current year as opposed to an unfavorable adjustment in the prior year.

(1) Del Taco systemwide sales, same-store sales, unit growth performance and guidance are based on the time period of Jack in the Box's full fiscal Q2 2022 calendar, January 24 through April 17. We believe Del Taco's information on this time period is useful to investors as they have a direct effect on the company's profitability.
(2) All other disclosed Del Taco results, aside from same-store sales and unit growth, are based on a partial quarter time period, March 8 through April 17.
(3) Restaurant-Level Margin and Franchise-Level Margin are non-GAAP measures. These non-GAAP measures are reconciled to earnings from operations, the most comparable GAAP measure, in the attachment to this release. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

(4) Operating Earnings Per Share represents diluted earnings per share on a GAAP basis of $0.37 excluding acquisition, integration, and restructuring costs of $0.45; COLI losses (gains), net of $0.11; debt write-off costs of $0.26; refranchising gains of ($0.03); and the excess tax benefit or tax deficiency from share-based compensation arrangements. See "Reconciliation of Non-GAAP Measurements to GAAP Results." Operating earnings per share may not add due to rounding.

(5) Adjusted EBITDA represents net earnings on a GAAP basis excluding income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, other operating expenses (income), net, depreciation and amortization, the amortization of favorable and unfavorable leases and subleases, net and the amortization of franchise tenant improvement allowances and incentives. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

Capital Allocation

On November 19, 2021, the Board of Directors authorized a $200.0 million stock buy-back program that expires on November 20, 2023. The Company did not repurchase any shares in the second quarter of 2022, but plans to resume share buybacks during the second half of 2022. On May 13, 2022, the Board of Directors declared a cash dividend of $0.44 per common share, to be paid on June 22, 2022, to shareholders of record as of the close of business on June 7, 2022.

The Company is assessing optimal capital sources, finalizing sale leasebacks and refranchising plans, and continually reviewing its balance sheet for any undervalued assets, all in an effort to accelerate the return of cash to shareholders. However, note that not all proceeds from sale leasebacks become unrestricted cash, due to the Company's securitization structure. Jack in the Box remains committed to its primary goal of investing in growth, while being disciplined in our commitment to return capital to shareholders.

Guidance & Outlook Updates

The following guidance and underlying assumptions reflect the Company’s current expectations for the current fiscal year ending October 2, 2022:

New One-Time Guidance Updates for FY 2022

  FY 2022 Company-wide Operating EPS Guidance of $5.80 to $6.10
  FY 2022 Same-Store Sales Guidance
    Jack in the Box: Flat to +1.0% (two year stack of +10.3% to +11.3%)
    Del Taco +3.0% to +4.0% (two year stack of +10.5% to +11.5%)(1)

Company-Wide Guidance Updates

  FY 2022 Company-wide CapEx & Other Investments Guidance, including Del Taco, now $75-80 million (previously $70-75 million, Jack in the Box only)
  FY 2022 Company-wide SG&A Guidance, including Del Taco, now $120-130 million (Excludes net COLI gains/losses; previously $92-97 million, Jack in the Box only)

Jack in the Box Guidance

  FY 2022 Jack in the Box Commodity Guidance now up 12-14% vs. 2021 (previously 6-7%)
  FY 2022 Jack in the Box Company-owned Wage Rate Guidance now up 12-13% vs. 2021 (previously 8-10%)
  FY 2022 Jack in the Box Restaurant Level Margin Outlook
    We are updating the one-time Company-owned restaurant level margin annual guidance for 2022 provided on November 23, 2021
    Overall Restaurant Level Margin is now expected to be ~17% (previously 20-21%), which includes high single-digit price increases (previously mid-to-high single digit)
    Restaurant Level Margin when removing our 'Evolving Markets' (including Oregon, Kansas City, Oklahoma City and Nashville) is expected to be ~20%
  No change to Jack in the Box Company-owned Restaurant Funding Outlook for FY 2022 and FY 2023, provided on November 23, 2021
  No change to Jack in the Box 3-5 Year Outlook as provided at Investor Day on June 29, 2021
    Same-store sales up 2 to 3%
    Net unit growth up 1 to 3% (reaching 4% by 2025)
    Systemwide sales up 3 to 5%

Del Taco Guidance

All guidance and outlook measures related specifically to Del Taco will debut in 2023, and will be disclosed at our Q4/Full-Year 2022 earnings in November.

Conference Call

The Company will host a conference call for analysts and investors on Wednesday, May 26, 2022, beginning at 7:30 a.m. PT (10:30 a.m. ET). The call will be webcast live via the Investors section of the Jack in the Box company website at http://investors.jackinthebox.com. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days. The call can be accessed via phone by dialing (833) 513-0565 and using ID 9357793.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with more than 2,200 restaurants across 21 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600 restaurants across 16 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the company's brand; increased regulatory and legal complexities, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)
	12 Weeks Ended		28 Weeks Ended
	April 17, 2022	April 11, 2021	April 17, 2022	April 11, 2021
Revenues:
Company restaurant sales	$151,309	$85,962	$271,365	$200,240
Franchise rental revenues	76,556	77,901	179,655	181,650
Franchise royalties and other	47,101	47,231	107,856	106,879
Franchise contributions for advertising and other services	47,328	46,123	108,129	106,989
	322,294	257,217	667,005	595,758
Operating costs and expenses, net:
Food and packaging	46,871	23,938	84,408	56,315
Payroll and employee benefits	50,910	26,440	90,635	61,371
Occupancy and other	29,171	13,349	50,048	31,184
Franchise occupancy expenses	49,244	48,904	113,227	114,073
Franchise support and other costs	5,015	3,341	8,926	6,614
Franchise advertising and other services expenses	49,258	47,104	112,566	109,799
Selling, general and administrative expenses	28,479	18,861	53,818	39,360
Depreciation and amortization	11,545	10,696	24,041	25,267
Other operating expenses, net	14,367	1,228	18,210	776
Gains on the sale of company-operated restaurants	(810)	(1,532)	(858)	(2,815)
	284,050	192,329	555,021	441,944
Earnings from operations	38,244	64,888	111,984	153,814
Other pension and post-retirement expenses, net	70	203	163	474
Interest expense, net	26,481	15,227	46,668	35,962
Earnings before income taxes	11,693	49,458	65,153	117,378
Income taxes	3,897	13,524	18,087	30,585
Net earnings	$7,796	$35,934	$47,066	$86,793

Net earnings per share:
Basic	$0.37	$1.58	$2.22	$3.80
Diluted	$0.37	$1.58	$2.21	$3.78

Weighted-average shares outstanding:
Basic	21,227	22,723	21,215	22,863
Diluted	21,262	22,784	21,255	22,945

Dividends declared per common share	$0.44	$0.40	$0.88	$0.80

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data) (Unaudited)
	April 17, 2022	October 3, 2021
ASSETS
Current assets:
Cash	$55,719	$55,346
Restricted cash	28,914	18,222
Accounts and other receivables, net	52,461	74,335
Inventories	5,845	2,335
Prepaid expenses	20,486	12,682
Current assets held for sale	3,695	1,692
Other current assets	4,828	4,346
Total current assets	171,948	168,958
Property and equipment:
Property and equipment, at cost	1,282,161	1,133,038
Less accumulated depreciation and amortization	(819,037)	(810,124)
Property and equipment, net	463,124	322,914
Other assets:
Operating lease right-of-use assets	1,337,950	934,066
Intangible assets, net	12,726	470
Trademarks	283,500	—
Goodwill	329,758	47,774
Deferred tax assets	—	51,517
Other assets, net	224,747	224,438
Total other assets	2,188,681	1,258,265
	$2,823,753	$1,750,137
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$34,202	$894
Current operating lease liabilities	174,065	150,636
Accounts payable	48,559	29,119
Accrued liabilities	161,897	148,417
Total current liabilities	418,723	329,066
Long-term liabilities:
Long-term debt, net of current maturities	1,812,585	1,273,420
Long-term operating lease liabilities, net of current portion	1,172,708	809,191
Deferred tax liabilities	43,399	—
Other long-term liabilities	159,955	156,342
Total long-term liabilities	3,188,647	2,238,953
Stockholders’ deficit:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 82,568,575 and 82,536,059 issued, respectively	826	825
Capital in excess of par value	505,002	500,441
Retained earnings	1,792,824	1,764,412
Accumulated other comprehensive loss	(72,963)	(74,254)
Treasury stock, at cost, 61,523,475 shares	(3,009,306)	(3,009,306)
Total stockholders’ deficit	(783,617)	(817,882)
	$2,823,753	$1,750,137

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)
	Year-to-date
	April 17, 2022	April 11, 2021
Cash flows from operating activities:
Net earnings	$47,066	$86,793
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	24,041	25,267
Amortization of franchise tenant improvement allowances and incentives	2,127	1,534
Deferred finance cost amortization	3,060	3,013
Loss on extinguishment of debt	7,700	—
Tax deficiency (excess tax benefit) from share-based compensation arrangements	49	(1,112)
Deferred income taxes	5,529	(882)
Share-based compensation expense	3,934	2,836
Pension and post-retirement expense	163	474
Losses (gains) on cash surrender value of company-owned life insurance	3,163	(9,352)
Gains on the sale of company-operated restaurants	(858)	(2,815)
Gains on the disposition of property and equipment, net	(286)	(1,931)
Impairment charges and other	1,109	1,340
Changes in assets and liabilities, excluding acquisitions:
Accounts and other receivables	26,257	(4,490)
Inventories	(277)	(288)
Prepaid expenses and other current assets	(6,716)	3,461
Operating lease right-of-use assets and lease liabilities	9,155	(19,075)
Accounts payable	1,297	(7,409)
Accrued liabilities	(52,286)	6,499
Pension and post-retirement contributions	(3,693)	(3,577)
Franchise tenant improvement allowance and incentive disbursements	(1,629)	(567)
Other	(1,077)	(1,175)
Cash flows provided by operating activities	67,828	78,544
Cash flows from investing activities:
Purchases of property and equipment	(20,781)	(22,928)
Acquisition of Del Taco, net of cash acquired	(580,792)	—
Proceeds from the sale of property and equipment	2,245	3,629
Proceeds from the sale and leaseback of assets	1,861	—
Proceeds from the sale of company-operated restaurants	600	965
Other	(1,315)	2,616
Cash flows used in investing activities	(598,182)	(15,718)
Cash flows from financing activities:
Borrowings on revolving credit facilities	63,000	—
Repayments of borrowings on revolving credit facilities	(9,000)	(107,875)
Proceeds from the issuance of debt	1,100,000	—
Principal repayments on debt	(572,958)	(415)
Payment of debt issuance and extinguishment costs	(20,274)	—
Dividends paid on common stock	(18,526)	(18,130)
Proceeds from issuance of common stock	51	4,340
Repurchases of common stock	—	(65,000)
Payroll tax payments for equity award issuances	(874)	(3,892)
Cash flows provided by (used in) financing activities	541,419	(190,972)
Net increase (decrease) in cash and restricted cash	11,065	(128,146)
Cash and restricted cash at beginning of period	73,568	236,920
Cash and restricted cash at end of period	$84,633	$108,774

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

The following table presents certain income and expense items included in our condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA (Unaudited)
	12 Weeks Ended				28 Weeks Ended
	April 17, 2022		April 11, 2021		April 17, 2022		April 11, 2021
Revenues:
Company restaurant sales	46.9%		33.4%		40.7%		33.6%
Franchise rental revenues	23.8%		30.3%		26.9%		30.5%
Franchise royalties and other	14.6%		18.4%		16.2%		17.9%
Franchise contributions for advertising and other services	14.7%		17.9%		16.2%		18.0%
	100.0%		100.0%		100.0%		100.0%
Operating costs and expenses, net:
Food and packaging (1)	31.0%		27.8%		31.1%		28.1%
Payroll and employee benefits (1)	33.6%		30.8%		33.4%		30.6%
Occupancy and other (1)	19.3%		15.5%		18.4%		15.6%
Franchise occupancy expenses (excluding depreciation and amortization) (2)	64.3%		62.8%		63.0%		62.8%
Franchise support and other costs (3)	10.6%		7.1%		8.3%		6.2%
Franchise advertising and other services expenses (4)	104.1%		102.1%		104.1%		102.6%
Selling, general and administrative expenses	8.8%		7.3%		8.1%		6.6%
Depreciation and amortization	3.6%		4.2%		3.6%		4.2%
Other operating expenses, net	4.5%		0.5%		2.7%		0.1%
Gains on the sale of company-operated restaurants	(0.3	) %	(0.6	) %	(0.1	) %	(0.5	) %
Earnings from operations	11.9%		25.2%		16.8%		25.8%
Income tax rate (5)	33.3%		27.3%		27.8%		26.1%
____________________
(1)	As a percentage of company restaurant sales.
(2)	As a percentage of franchise rental revenues.
(3)	As a percentage of franchise royalties and other.
(4)	As a percentage of franchise contributions for advertising and other services.
(5)	As a percentage of earnings from operations and before income taxes.

Jack in the Box systemwide sales (in thousands):

	12 Weeks Ended		28 Weeks Ended
	April 17, 2022	April 11, 2021	April 17, 2022	April 11, 2021
Company-operated restaurant sales	$94,251	$85,962	$214,306	$200,240
Franchised restaurant sales (1)	840,468	847,363	1,958,144	1,963,189
Systemwide sales (1)	$934,719	$933,325	$2,172,450	$2,163,429

____________________
(1)

Franchised restaurant sales represent sales at franchised restaurants and are revenues of our franchisees. Systemwide sales include company and franchised restaurant sales. We do not record franchised sales as revenues; however, our royalty revenues, marketing fees and percentage rent revenues are calculated based on a percentage of franchised sales. We believe franchised and systemwide restaurant sales information is useful to investors as they have a direct effect on the company's profitability.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

To supplement the condensed consolidated financial statements, which are presented in accordance with GAAP, the company uses the following non-GAAP measures: Operating Earnings Per Share, Adjusted EBITDA, Restaurant-Level Margin and Franchise-Level Margin. Management believes that these measurements, when viewed with the company's results of operations in accordance with GAAP and the accompanying reconciliations in the tables below, provide useful information about operating performance and period-over-period changes, and provide additional information that is useful for evaluating the operating performance of the company's core business without regard to potential distortions.

Operating Earnings Per Share

Operating Earnings Per Share represents diluted earnings per share on a GAAP basis excluding acquisition, integration, and restructuring costs; COLI losses (gains), net; gains on the sale of company-operated restaurants; and the excess tax benefit or tax deficiency from share-based compensation arrangements. Operating Earnings Per Share should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Operating Earnings Per Share provides investors with a meaningful supplement of the company’s operating performance and period-over-period changes without regard to potential distortions.

Below is a reconciliation of non-GAAP Operating Earnings Per Share to the most directly comparable GAAP measure, diluted earnings per share. Figures may not add due to rounding.

	12 Weeks Ended
	April 17, 2022	April 11, 2021 (2)
Diluted earnings per share – GAAP	$0.37	$1.58
Acquisition, integration, and restructuring costs	0.45	—
Net COLI losses (gains)	0.11	(0.08)
Debt write-off costs	0.26	—
Refranchising gains	(0.03)	(0.05)
Excess tax benefits from share-based compensation arrangements	—	(0.05)
Operating Earnings Per Share – non-GAAP (1)	$1.16	$1.40
____________________
(1)	Operating Earnings Per Share may not add due to rounding.
(2)

Beginning in the first quarter of 2022, we exclude gains and losses driven by mark-to-market changes in the cash surrender value of COLI policies, net of a deferred compensation obligation supported by these policies. The prior period has been recast to conform to the current year presentation.

Adjusted EBITDA

Adjusted EBITDA represents net earnings on a GAAP basis excluding income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, other operating expenses (income), net, depreciation and amortization, and the amortization of franchise tenant improvement allowances and other. Adjusted EBITDA should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Adjusted EBITDA is useful to investors to gain an understanding of the factors and trends affecting the company's ongoing cash earnings, from which capital investments are made and debt is serviced.

Below is a reconciliation of non-GAAP Adjusted EBITDA to the most directly comparable GAAP measure, net earnings (in thousands).

	12 Weeks Ended
	April 17, 2022	April 11, 2021
Net earnings - GAAP	$7,796	$35,934
Income taxes	3,897	13,524
Interest expense, net	26,481	15,227
Gains on the sale of company-operated restaurants	(810)	(1,532)
Other operating expenses, net	14,367	1,228
Depreciation and amortization	11,545	10,696
Amortization of favorable and unfavorable leases and subleases, net	248	—
Amortization of franchise tenant improvement allowances and other	893	673
Adjusted EBITDA – non-GAAP	$64,417	$75,750

Restaurant-Level Margin

Restaurant-Level Margin is defined as company restaurant sales less restaurant operating costs (food and packaging, labor, and occupancy costs) and is neither required by, nor presented in accordance with GAAP. Restaurant-Level Margin excludes revenues and expenses of our franchise operations and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, other operating expenses (income), net, gains or losses on the sale of company-operated restaurants, and other costs that are considered normal operating costs. As such, Restaurant-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Restaurant-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Restaurant-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company's core business operating results, as well as a comparison to those of other similar companies. Management utilizes Restaurant-Level Margin as a key performance indicator to evaluate the profitability of company-operated restaurants.

Below is a reconciliation of non-GAAP Restaurant-Level Margin to the most directly comparable GAAP measure, earnings from operations (in thousands):

	Jack in the Box		Del Taco
	April 17, 2022	April 11, 2021	April 17, 2022	April 11, 2021
Earnings from operations - GAAP	$34,660	$64,888	$3,584	$—
Franchise rental revenues	(75,692)	(77,901)	(864)	—
Franchise royalties and other	(44,429)	(47,231)	(2,673)	—
Franchise contributions for advertising and other services	(44,965)	(46,123)	(2,363)	—
Franchise occupancy expenses	48,403	48,904	841	—
Franchise support and other costs	4,828	3,341	187	—
Franchise advertising and other services expenses	46,849	47,104	2,409	—
Selling, general and administrative expenses	21,902	18,861	6,577	—
Other operating expenses, net	14,087	1,228	279	—
Gains on the sale of company-operated restaurants	(810)	(1,532)	—	—
Depreciation and amortization	9,340	10,696	2,205	—
Restaurant-Level Margin- Non-GAAP	$14,173	$22,235	$10,182	$—

Company restaurant sales	$94,251	$85,962	$57,058	$—

Restaurant-Level Margin % - Non-GAAP	15.0%	25.9%	17.8%	—%

Franchise-Level Margin

Franchise-Level Margin is defined as franchise revenues less franchise operating costs (occupancy expenses, advertising contributions, and franchise support and other costs) and is neither required by, nor presented in accordance with GAAP. Franchise-Level Margin excludes revenue and expenses of our company-operated restaurants and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, other operating expenses (income), net, and other costs that are considered normal operating costs. As such, Franchise-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Franchise-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Franchise-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company's core business operating results, as well as a comparison to those of other similar companies. Management utilizes Franchise-Level Margin as a key performance indicator to evaluate the profitability of our franchise operations.

Below is a reconciliation of non-GAAP Franchise-Level Margin to the most directly comparable GAAP measure, earnings from operations (in thousands):

	Jack in the Box		Del Taco
	April 17, 2022	April 11, 2021	April 17, 2022	April 11, 2021
Earnings from operations - GAAP	$34,660	$64,888	$3,584	$—
Company restaurant sales	(94,251)	(85,962)	(57,058)	—
Food and packaging	30,687	23,938	16,184	—
Payroll and employee benefits	32,006	26,440	18,904	—
Occupancy and other	17,383	13,349	11,788	—
Selling, general and administrative expenses	21,902	18,861	6,577	—
Other operating expenses, net	14,087	1,228	279	—
Gains on the sale of company-operated restaurants	(810)	(1,532)	—	—
Depreciation and amortization	9,340	10,696	2,205	—
Franchise-Level Margin - Non-GAAP	$65,004	$71,906	$2,463	$—

Franchise rental revenues	$75,692	$77,901	$864	$—
Franchise royalties and other	44,429	47,231	2,673	—
Franchise contributions for advertising and other services	44,965	46,123	2,363	—
Total franchise revenues	$165,086	$171,255	$5,900	$—

Franchise-Level Margin % - Non-GAAP	39.4%	42.0%	41.7%	—%

Contacts

Chris Brandon
Vice President, Investor Relations
chris.brandon@jackinthebox.com
619.902.0269